EXHIBIT 99.1

CDK Global Increases Quarterly Cash Dividend

HOFFMAN ESTATES, Ill., Nov. 15, 2016 (GLOBE NEWSWIRE) -- CDK Global, Inc. (Nasdaq:CDK) today announced that its board of directors has approved a $0.005 increase in the quarterly cash dividend to an annual rate of $0.56 per share.

"This dividend increase demonstrates the confidence of the board and management in the strength of the company’s cash flow generation and ability to generate value for our shareholders," said Brian MacDonald, president and chief executive officer, CDK Global.

The new quarterly dividend rate of $0.14 per share compares with the previous quarterly dividend rate of $0.135 per share. This increased quarterly dividend will be distributed on December 30, 2016 to shareholders of record at December 20, 2016.

About CDK Global

With more than $2 billion in revenues, CDK Global (Nasdaq:CDK) is a leading global provider of integrated information technology and digital marketing solutions to the automotive retail and adjacent industries. Focused on evolving the automotive retail experience, CDK Global provides solutions to dealers in more than 100 countries around the world, serving more than 27,000 retail locations and most automotive manufacturers. CDK’s solutions automate and integrate all parts of the dealership and buying process from targeted digital advertising and marketing campaigns to the sale, financing, insuring, parts supply, repair and maintenance of vehicles. Visit cdkglobal.com.

Investor Relations Contact:
Jennifer Gaumond
847.485.4424
jennifer.gaumond@cdk.com

Media Contact:
Kyle Donash
847.485.4335
kyle.donash@cdk.com